Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 22, 2024, with respect to the consolidated financial statements of 180 Life Sciences Corp. as of December 31, 2023, and for the year then ended included in the Annual Report on Form 10-K of 180 Life Sciences Corp. for the year ended December 31, 2024.

/s/ Marcum llp

Marcum llp

San Francisco, CA

July 24, 2025